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                                                                    EXHIBIT 12.1


                               INTEL CORPORATION


                    STATEMENT SETTING FORTH THE COMPUTATION
          OF RATIOS OF EARNINGS TO FIXED CHARGES FOR INTEL CORPORATION

                            (In Millions of Dollars)


                                                                         Years Ended
                                         ---------------------------------------------------------------------------------

                                         Dec. 30,         Dec. 29,         Dec. 28,        Dec. 26,          Dec. 25,
                                           1989             1990             1991            1992              1993
                                         --------         --------         --------          ------          --------
Income before taxes                        $583              $986            $1,195          $1,569           $3,530

Add - Fixed charges net of
  capitalized interest                      112               117                98              68               58
                                          -----             -----              ----         -------          -------

Income before taxes and fixed
  charges (net of capitalized interest)    $695            $1,103            $1,293          $1,637           $3,588
                                           ====            ======            ======          ======           ======

Fixed charges:

Interest*                                  $ 96          $     99          $     82        $     54           $   50

Capitalized interest                          6                 3                 6              11                8

Estimated interest component
  of rental expense                          16                18                16              14                8
                                           ----            ------            ------           -----           ------

Total                                      $118            $  120            $  104           $  79             $ 66
                                           ====            ======            ======           =====             ====


Ratio of earnings before taxes
  and fixed charges, to fixed
  charges                                   5.9x             9.2x             12.4x            20.7x            54.4x



* Interest expense includes the amortization of underwriting fees for the relevant periods outstanding.